August 22, 2001


TO:      The Shareholders  - ARCOMS

The policy that our Company has historically followed has been one of a low-profile nature. However, recent events have had an influence on the thinking of both our Board of Directors and myself. Our first step to change this is this letter to you.

Our share price has been languishing and we believe it is not reflective of the Company's financial condition. Furthermore, it seems that every time we make an announcement of news, the share price goes down. We have always felt that enhancing shareholder value was the most important objective of management. As such, we have been disappointed that the stock market and investors have not seen the true value of what we have accomplished over the last nine months.

1. Our EBITDA for the first six months of 2001 amounted to $1,586,000 compared to an EBITDA loss for the first six months of 2000 amounting to $507,000.

2. We have signed several very significant licensing agreements. The first was with XANTIC; a Netherlands based international INMARSAT operator for the use of our ICE technology. The fee for the license amounted to more than $1,000,000, and we are anticipating, in addition, royalties from this agreement over the next few years. The second was the licensing of our

3. BEST technology to STRATOS, a Canadian based INMARSAT operator, and the transference of certain rights from British Telecommunications to STRATOS. This resulted in a $1,000,000 fee plus guaranteed royalties of $3,500,000, $1,500,000 of which has already been received. The total amount is currently shown in "Deferred Revenue", and will only be recognized as revenue over the next few years.

4. We have repaid the Term Loan to our bankers substantially earlier than the term for which it was established. We repaid a five-year term loan within two and one half years. As such, our bank borrowings now consist only of a line of credit secured by receivables and inventory. Furthermore, our results for the first six months of this year have eliminated the covenant concerns of last year.

5. We have successfully obtained contracts for systems integration work in areas of the world where we are trying to expand our presence. We are in the process of completing an $800,000 plus job in Yemen, and are starting a $2,000,000 plus job in Taiwan.

6. ICTI has also received an order from STRATOS for over $700,000 to complete some hardware applications for one of STRATOS' government customers.

7. Sales at Enerdyne have started to turn around, and our order book is starting to build. We should see significant sales increases over the next six months as compared to the first six months.

8. BOATRACS continues to increase its messaging revenue and adding to its core base of customers.

As you can see from the above, ARCOMS is in a far healthier position than our stock price would suggest. Management is committed to finding ways to increase stockholder value, and we welcome any comments that you may have. Please direct them to me.

Yours sincerely,



/S/ Michael Silverman
Chief Executive Officer,
Chairman of the Board